Exhibit 10.45

UK TITLE QUOTA SHARE REINSURANCE AGREEMENT

BETWEEN

ACE EUROPEAN MARKETS INSURANCE LIMITED

(REINSURED)

AND

ACE CAPITAL RE INTERNATIONAL LTD.

(REINSURER)

QUOTA SHARE REINSURANCE AGREEMENT

This Quota Share Reinsurance Agreement (“Agreement”), dated as of January 1, 2002, is made and entered into by and between ACE European Markets Insurance Limited (the “Reinsured”) and ACE Capital Re International Ltd (the “Reinsurer”)

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Reinsured and the Reinsurer agree as follows:

TERM AND TERMINATION:

This Agreement is effective at 12:01 a.m. GMT January 1, 2002 and shall remain in effect continuously until terminated at Midnight, GMT of any December 31st by either the Reinsured or the Reinsurer giving the other party three (3) months’ prior written notice in writing.

Upon termination, Policies issued of renewed on or after the effective date of termination shall not be ceded hereunder. This Agreement shall remain in effect with respect to those Policies which are issued by the Reinsured prior to the effective date of termination until the earlier of their natural expiration, termination, or renewal and the Reinsured shall continue to account to the Reinsurer for any Premium, recoveries and other amounts payable in respect of such Policies.

REINSURING AGREEMENT:

In consideration of receipt of the Premium, the Reinsured shall cede to the Reinsurer, and the Reinsurer shall accept, as reinsurance from the Reinsured ninety percent (90%) of the liability of the Reinsured (the “Quota Share Percentage”) under any and all contracts of title insurance issued or entered into by the Reinsured during the Term which contracts are substantially in the form of Exhibit A attached hereto and underwritten by the Reinsured substantially in accordance with the Underwriting Guidelines attached hereto as Exhibit B (“Policy”, or in the plural, “Policies”)

Special Acceptances.   Any contract of title insurance or reinsurance written by the Reinsured which does not comply with the definition of a Policy may be submitted to the Reinsurer for special acceptance. If specially accepted by the Reinsurer, such contract shall be deemed to be a Policy and covered under and subject to the terms of this Agreement except to the extent that such terms shall be modified by such acceptance.

For the avoidance of doubt, in respect of any Policy, the Reinsured’s liability under such Policy shall be calculated after deduction of the profit commission, if any, which is held by the Reinsured and from which the Reinsured is entitled to deduct losses under the Managing General Agency Agreement, if any, applicable to such Policy. For the avoidance of doubt and unless otherwise agreed by the parties, no profit commission shall be applicable to any Policy reinsured under this Agreement unless a Managing General Agency Agreement applicable to such Policy shall have been entered into by the Reinsured and such Agreement has been consented to by the Reinsurer.

EXCLUSIONS:	This Agreement does not cover any business not defined as a Policy unless specially accepted by the Reinsurer in accordance with the section of this Agreement titled Reinsuring Agreement.

PREMIUM:

The Reinsured shall pay the Reinsurer 44.8875% (“Premium Percentage”) of the Net Premium Written on each Policy during the Term (“Premium”).  As used herein “Net Written Premium” means gross premium written less cancellations and return premiums.

The Premium payable to the Reinsurer shall be calculated on the same gross rates and on the same basis as the premiums received by the Company on the Policies.

The Reinsured shall bear any and all taxes (net to its own account and without deduction from any amounts due the Reinsurer) which are due and payable at any time under or in connection with this Agreement and the Reinsured shall indemnify and hold the Reinsurer harmless in respect of any such taxes paid by the Reinsurer.

For purposes of clarification and not limitation, the Premium Percentage is net of all commissions and is calculated as provided in Schedule 1 attached hereto.

FULL REINSURANCE CLAUSE:

The Reinsurer shall at all times follow the loss settlements made by the Reinsured (provided they are within the terms of the applicable Policy and this Agreement), and it’s share of payments on account, fees and expenses of experts and other loss settlements expenses (other than management and office expenses of the Reinsured and salaries of their employees) and legal expenses incurred in connection with the investigation, settlement or contesting the validity of claims or losses.

SIMULTANEOUS PAYMENT CLAUSE:

In the event any claim covered by this Agreement exceeds twenty five thousand pounds sterling (£25,000), the Reinsurer agrees that, if requested, it shall pay its share of such loss by wire transfer of same day federal funds by 12:00 pm Atlantic Standard Time on the later of: (a) three Business Days following the date of receipt by the Reinsurer of a special loss accounting which is prepared by the Reinsured and contains relevant details in connection with the claim, and (b) one Business Day prior to the date such loss payment is made by the Reinsured; provided that, to the extent such payment is not made by the Reinsured and the Reinsured does not anticipate making such payment within seven (7) days of receipt of payment from the Reinsurer, the Reinsured promptly shall return any amounts so paid by the Reinsurer. To the extent that the Reinsured makes such loss payment in an amount less than the amount originally reported to the Reinsurer, the Reinsured shall promptly return the Reinsurer’s Quota Share Percentage of any such difference to the Reinsurer. Nothing set forth in this clause shall be deemed to relieve or otherwise modify the obligations of the Reinsurer pursuant to the terms of this Agreement indemnify the Reinsured on the same day as the Reinsured makes a payment covered by it’s original Policy.

TERRITORY:	This Agreement shall provide coverage on properties located in the United Kingdom.

CLAIMS CO-OPERATION:

The Reinsured shall give immediate notice to the Reinsurer of any claim provided for in this Agreement made against the Reinsured in respect of business reinsured hereunder upon its becoming aware of any circumstances which could give rise to such a claim.

The Reinsured shall furnish the Reinsurer with all information known to the Reinsured respecting claims or possible claims notified and shall thereafter keep the Reinsurer fully informed as regards all developments relating thereto as soon as they occur. The Reinsured shall co-operate fully with the Reinsurer in the investigation, adjustment and settlement of any claim notified to the Reinsurer as aforesaid and the Reinsured shall not litigate any claim without consulting the Reinsurer or its representative. The Reinsured shall have the sole right to appoint adjusters, assessors and/or surveyors and to control all negotiations and/or adjustments and/or settlements in connection with all claims under an original Policy. Notwithstanding the foregoing, when requested by the Reinsurer, the Reinsured shall permit the Reinsurer to associate in the defence and control of any investigation, claim, subrogation or recovery or other action pertaining to a Policy covered under this Agreement.

SUBROGATION AND RECOVERY:

In the event the Reinsured has any rights of subrogation, salvage, recovery or claims reimbursement or rights against any person or entity who may be legally responsible in damages for any loss that is the subject of a valid claim under a Policy (individually and collectively, “Recoveries”), the Reinsured shall pursue such Recoveries. Notwithstanding the foregoing, the Reinsured shall only be obliged to enforce its rights of Recovery to the extent that the Reinsured reasonably believes that such exercise may be economically worthwhile. The Reinsured shall have complete and sole control of the direction of all salvage remedies, and the Reinsurer shall be bound by the judgment of the Reinsured with respect thereto; provided, however, in the event the Reinsured fails to proceed to recoup any claim paid by the Reinsurer or in the event of the temporary or permanent discontinuance of the business of the Reinsured or the insolvency of the Reinsured, the Reinsurer shall have the right to assume and control enforcement of all of the rights of the Reinsured to recoup any claim paid by the Reinsurer hereunder and the Reinsured shall cooperate fully with the Reinsurer in relation thereto.

The Reinsured shall account to, and credit, the Reinsurer with the Reinsurer’s Quota Share Percentage of any Recoveries (after deduction of the costs of obtaining such Recoveries) received or recovered by the Reinsured. This provision shall survive the Term and remain in effect until all recoveries, salvages or reimbursements relating to any claim paid by the Reinsurer hereunder shall have been obtained.

EXTRA CONTRACTUAL OBLIGATIONS:

In the event the Reinsured pays or is held liable to pay any punitive, exemplary, compensatory, or consequential damages (herein referred to as “Extra Contractual Obligations”) because of alleged or actual bad faith or negligence on its part in handling a claim under an original Policy covered hereunder, such Extra Contractual Obligations shall be added to the Reinsured’s loss, if any, under the Policy involved, and the sum thereof, not exceeding the limit of this reinsurance coverage, shall be subject to the protection of this Agreement.

An Extra Contractual Obligation shall be deemed to have occurred on the same date as the claim covered or alleged to be covered under this Agreement.

This provision shall not apply to any Extra Contractual Obligation incurred by the Reinsured as a result of the fraud of a member of the board of directors, or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defence, or settlement of any claim covered hereunder.

Recoveries from any form of coverage that protects the Reinsured against claims, which are the subject matter of this provision, shall inure to the benefit of the Reinsurer.

LOSS IN EXCESS OF POLICY LIMITS:	This Agreement shall protect the Reinsured in respect of any loss for which the Reinsured may be legally liable to pay in excess of the limit of its original Policies.

In addition, this Agreement shall protect the Reinsured in connection with any loss for which the Reinsured may be legally liable to pay in excess of the limit of its original Policies, such loss in excess of that limit having been incurred because of its failure to settle within the insurance limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defence or in trial of any action against the original insured or in the preparation or prosecution of an appeal consequent upon such action.

This provision shall not apply where the loss has been incurred due to the fraud of a member of the board of directors, or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organisation or party involved in the presentation, defence, or settlement of any claim covered hereunder.

For the purposes of this provision, the word “loss” shall mean any amount for which the Reinsured would have been contractually obligated to pay had it not been for the limit of an original Policy.

Recoveries from any form of coverage that protects the Reinsured against claims, which are the subject matter of this provision, shall inure to the benefit of the Reinsurer.

OTHER INSURANCE:	This Agreement applies to all risks net of any reinsurance ceded in accordance with the Reinsured’s Underwriting Guidelines.

ERRORS AND OMISSIONS:

Any inadvertent delay, omission, or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such omission or error is rectified upon discovery.

REPORTS AND REMITTANCES:	The Reinsured shall provide the Reinsurer with a monthly policy and premium bordereaux within forty five (45) days following the end of each calendar month showing:

(i) The dollar amount of the Premium due for such month,

(ii) The dollar amount of the Ceding Commission for such month,

(iii) the dollar amount of the Reinsurer’s Quota Share Percentage of losses paid by the Reinsured during such month,

(iv) the amount of any salvages, subrogation and other recoveries received by the Reinsured during such month with respect to losses covered under the Policies, and

(v) such policy detail as agreed by the parties.

The Reinsured shall pay the Premium to the Reinsurer within fifteen (15) days of receipt of payment of insurance premium.

AMENDMENTS AND ASSIGNMENT:	This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement may be emended only by a written Instrument executed by each of the parties. Such duly executed amendments will be considered an integral part of this Agreement.

BOOKS AND RECORDS:

For as long as either party remains under any liability hereunder, the Reinsured shall, upon request by the Reinsurer, make available for inspection at any reasonable time by such representatives as may be authorised by the Reinsurer for that purpose, all information relating to business reinsured hereunder in the Reinsured’s possession or under its control or to which it has access under any agreement.

SET OFF:

Either party may at its discretion set off against any amounts due from the other party under this Agreement or any other agreements between the parties any amounts that are due and owing to the other party.

UNDERWRITING GUIDELINES:

The Reinsured agrees that it shall follow the underwriting guidelines set forth in Exhibit B (as amended from time to time) (the “Underwriting Guideline”). It is a condition precedent to the Reinsurer’s liability hereunder that the Reinsured shall not amend the Underwriting Guidelines or waive any provision thereof without the prior written approval of the Reinsurer

MANAGING GENERAL AGENTS:

The parties agree that the Reinsured shall not contract with any agent to underwrite or service claims on its behalf in respect of the Policies unless the Reinsurer shall have consented thereto in writing (any such agreement consented to by the Reinsurer, a “Managing General Agency Agreement”). As of the effective date of this Agreement, the Reinsurer consents to the Reinsured contracting with Legal & Contingency Limited (the “Agent”) on a facultative basis to underwrite and service claims on behalf of the Reinsured until such time, if any, as an Underwriting Management Agreement is entered into between the Agent and the Reinsured (such Managing General Agency Agreement to be subject to the prior written consent of the Reinsurer). Notwithstanding the foregoing, the Reinsured shall be solely liable for the performance and actions of any agent so contracted with.

ARBITRATION:

Any dispute, controversy, or claim arising out of or relating to this Policy, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in Bermuda under the provisions of the Bermuda Arbitration Act of 1986, as amended.

Either party to the dispute, once a claim or demand on its part has been denied or remains unsatisfied for a period of twenty (20) calendar days by the other party, may notify the other party of its desire to arbitrate the matter in dispute and at the time of such notification the party desiring arbitration shall notify the other party of the name of the Arbitrator nominated by it. The other party who has been so notified shall within fourteen calendar days thereafter nominate another Arbitrator and notify the party desiring arbitration of the name of such second Arbitrator.

The two Arbitrators nominated by the parties shall within fourteen calendar days after appointment of the second Arbitrator choose a third Arbitrator.

The Arbitrators shall fix, on giving a reasonable notice in writing to the parties involved, a time and place for the heading in Bermuda and may prescribe procedural rules governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties. The Arbitrators shall, within ninety calendar days following the conclusion of the hearing render their decision on the matter or matters in dispute in writing and shall cause a copy thereof to be served on all parties thereto. In case the Arbitrators fail to reach a unanimous decision, the decision of the majority of the Arbitrators shall be deemed to be the decision of the Arbitrators.

Each party shall bear the expense of its own Arbitrator. The remaining joint costs of the arbitration shall be borne equally by the parties to such arbitration.

The decision of the Arbitrators shall be final and binding upon the parties and the parties hereby agree to exclude any right of appeal under Section 29 of the Arbitration Act of 1986 against any award rendered by the Arbitrators and further agree to exclude any application under Section 30(1) of the Arbitration Act of 1986 for a determination of any question of law by the Supreme Court of Bermuda.

All awards of the Board of Arbitration may be enforced in the same manner as a judgement or order from the Supreme Court of Bermuda and judgement may be entered pursuant to the terms of the award by leave from the Supreme Court of Bermuda.

GOVERNING LAW:	This Agreement shall be governed by the law of Bermuda and the parties hereby submit to the non-exclusive jurisdiction of the Courts of Bermuda.

THIRD PARTY RIGHTS:	Nothing herein shall be deemed to create any obligation or to establish any right against in favor of any third parties or persons not parties to this Agreement.

COUNTERPARTS:

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

HEADINGS:

The headings of the several sections and subsections of this Agreement are inserted for convenience only, and shall not in any way affect the meaning or construction of any provision of this Agreement.

SEVERABILITY:

To the extent that this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be amended, at the mutual agreement of both the Reinsured and the Reinsurer, to the extent possible, to comply with such law and regulation. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly preserving to the fullest permissible extent the intent and agreements of the parties set forth herein.

CURRENCY:	All payments by either party to the other under this Agreement are in Pounds Sterling.

BROKERAGE:	There shall be no broker or intermediary for this Agreement.

NOTICES:

Any notice required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by prepaid air courier or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed delivered when received as follows:

If to the Reinsurer:

ACE Capital Re International Ltd. The ACE Building, 5th Floor 30 Woodbourne Avenue Hamilton HM08, Bermuda

Mailing Address:
P.O. Box HM 1015 Hamilton HM DX, Bermuda

Facsimile: 441-296-3379 Telephone: 441-296-4004 Attn: General Counsel

If to the Reinsured:

ACE European Markets Insurance Limited (London Branch) 100 Leadenhall Street London EC3 A 3BP United Kingdom

Attention: Cannel Carmagna

Facsimile:
Telephone: 011 44 207 173 7000

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

ACCOUNTS:	All payments shall be made to the accounts of the applicable party as follows:

To the Reinsured:

To be provided

To the Reinsurer:

HSBC Bank Plc PO Box 181 27-32 Poultry London EC2P 2BX, UK Swift: MIDL GB22

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the effective date hereof.

Issued and signed in duplicate in Bermuda.

For and on behalf of the Reinsured:	For and on behalf of the Reinsured:

ACE EUROPEAN MARKETS INSURANCE LIMITED	ACE CAPITAL RE INTERNATIONAL LTD.

/s/ James C. Hooban	/s/ Robbin Conner
Name: James C. Hooban	Name: Robbin Conner
Title: Managing Director	Title: Chief Operating Officer
Date: August 15, 2002	Date: August 15, 2002

EXHIBIT A

FORM OF POLICY

EXHIBIT B

UNDERWRITING GUIDELINES

SCHEDULE A

CALCULATION OF PREMIUM PERCENTAGE

The Premium Percentage is calculated as follows:

(A) Gross Premiums Written (net of cancellations & return premiums),	100.00%

(B) minus, Underwriting Commission Payable to MGA {40% x (A)},	(40.00)%

(C) minus Profit Sharing Premium Payable to MGA {7.5% x (A)},	(7.50)%

(D) equals Risk Premium (A–B–C),	52.50%

(E) minus Premium to Reinsured {10% x (D)},	(5.25)%

(F) equals Net to Reinsurer before Ceding Commission{(D) – (E)},	47.25%

(G) minus Coding Commission to Reinsured {5% x (F)},	(2.3625)%

(H) equals Net to Reinsurer (or “Premium Percentage”)	44.8875%

SPECIAL ACCEPTANCE

This Special Acceptance, effective as of August 15, 2002, is made in respect of, and is subject to, the Quota Share Reinsurance Agreement between ACE European Markets Insurance Limited (the “Reinsured”) and ACE Capital Re International Ltd. (“Reinsurer”) dated August 15, 2002 (the “Reinsurance Agreement”).

WHEREAS, the Reinsurance Agreement provides that “all contracts of title insurance issued or entered into by the Reinsured during the Term which contracts are substantially in the form of Exhibit A attached [t]hereto and underwritten by the Reinsured substantially in accordance with the Underwriting Guidelines attached [t]hereto as Exhibit B” shall be covered by the Reinsurer under the terms of the Reinsurance Agreement;

WHEREAS, the Reinsured desires to cede to the Reinsurer under and pursuant to the terms of the Reinsurance Agreement certain policies which were entered into by the Reinsured prior to inception of the Term of the Reinsurance Agreement;

NOW, THEREFORE, in consideration of the above stated premises and for other good and valuable consideration, the sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.               The Reinsured hereby cedes to the Reinsurer the policies attached hereto in Schedule B (the “Accepted Policies”) for coverage under and pursuant to the terms of the Reinsurance Agreement.

2.               The Reinsurer hereby accepts for coverage under the Reinsurance Agreement the Accepted Policies and waives, in respect of such Accepted Policies, the requirement that they have been issued or entered into by the Reinsured during the Term.

All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Reinsurance Agreement.

This Special Acceptance may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Special Acceptance has been executed by the following individuals duly authorized to act on behalf of the parties on the dates set forth below:

By and on behalf of:		By and on behalf of:

ACE European Markets Insurance Limited		ACE Capital Re International Ltd.

/s/ James C. Hooban		/s/ Robbin Conner
By:	James C. Hooban	By:	Robbin Conner
Title:	Managing Director	Title:	Chief Operating Officer
Date:	August 15, 2002	Date:	August 15, 2002

SCHEDULE B

ACE European Markets

ENQ #	CNOTE REF	NAME OF INSURED	INCEPT	LIMIT	GWP	Tax	Gross Due	Broker		Mat Due	L&C		ACE Total Paid	Premium		Tax		ACE
13026	9806048	?? Assurance Company Limited	8-Dec-00	£8,637,500	£44,187.50	£2,208.38	£48,396.88		£6,528.18	£39,786.75		£11,047.06	£28,721.70		£26,612.30		£2,209.38	X
15179	9806081	Insolvency Act	13-Dec-00	£6,000,000	£100,000.00	£6,000.00	£105,000.00		£15,000.00	£90,000.00		£25,000.40	£54,000.00	£	?0,000.00		£5,000.00	X
16041	9806014	?? Properties Finance Limited and Tosco Stores Limited	20-Feb-01	£25,837,500	£28,421.25	£1,421.06	£28,842.31		£0.00	£29,942.31		£11,306.61	£18,475.70		£17,052.75		£1,421.06	X
15607	9806029	John ?? Property Business	30-Apr-01	£14,400,000	£14,461.76	£723.00	£15,184.85		£0.00	£15,134.05	£	?,784.70	£9,400.16		£8,677.05		£723.00
16381	9806038	The Secretary of state for Health	26-Apr-01	£10,000,000	£100,000.00	£6,000.00	£6105,000.00		£0.00	£105,000.00		£40,000.00	£85,000.00	£	?0,000.00	£	?,000.00
10420	9800001	?? Properties Limited	6-Oct-98	£4,600,000	£4,000.00	£0.00	£4,000.00	£	?0.00	£3,400.00		£1,000.02	£2,399.98		£2,400.00		£0.00
Totals				£69,575,000	£2914,071	£14,354	£305,424		£22,228	£283,198		£94,199	£188,997		£174,642		£14,354